Exhibit 10.1

VIRTUS INVESTMENT PARTNERS, INC.
PERFORMANCE SHARE UNITS AGREEMENT
Virtus Investment Partners, Inc. (the “Company”) hereby grants to the Participant a Performance Share Unit award (“Award”), each Performance Share Unit (“Performance Share Unit” or “PSU”) representing the right to receive one share of common stock of the Company, par value $0.01 per share (“Common Shares”) in accordance with and subject to the terms and restrictions of this Agreement (the “Agreement”) and the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Plan”), which is incorporated by reference and made a part of this Agreement. This is the first page of the Agreement, which describes in detail your rights with respect to the Performance Share Units granted to you hereby and which constitutes a legal agreement between you and the Company. The number of PSUs granted to you and the applicable “Award Dates and “Vesting Dates” with respect to this Award are each set forth in your Fidelity Netbenefits online individual account.

IN WITNESS WHEREOF, Virtus Investment Partners, Inc. and the Participant, by accepting this online grant Agreement, agree to be bound by the terms and provisions of this Agreement, as of the date noted below.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ Mardelle Peña
Title:	EVP Human Resources

ARTICLE I
PERFORMANCE SHARE UNITS
Section 1.1. Performance Share Unit. “Performance Share Unit” means the right to receive one share of common stock of the Company, par value $0.01 per share (“Common Shares”) subject to the terms of this Agreement.
Section 1.2. Vesting. Subject to the terms and conditions of this Award, your Performance Share Units will vest on the conclusion of each vesting period ending on the Vesting Date(s), provided that (i) you remain employed by the Company until each respective vesting date(s) and (ii) the “Integration Condition” (as defined below) is achieved. As used herein, the “Integration Condition” shall mean that, prior to the first anniversary of the Award Date, (x) the “Closing”, as defined under the Agreement and Plan of Merger dated as of December 16, 2016 among the Registrant, 100 Pearl Street 2, LLC, Lightyear Fund III, AIV-2, L.P., and RidgeWorth Holdings LLC, has occurred and (y) the Committee has certified that a successful integration has occurred with respect to such Closing, as determined by the Committee in its sole discretion. In the event the Integration Condition is not achieved, all Performance Share Units shall be forfeited, unless previously vested pursuant to Section 1.4.
Section 1.3. Termination of Employment. If your employment with the Company terminates due to:
(a) death, Disability, Early Retirement (as these terms are defined in the Plan) or an involuntary termination that qualifies you for severance pay and severance benefits under a Company approved severance plan, arrangement or agreement with the Company, all as conclusively determined by the Company, then a portion of your non-vested Performance Share Units will remain eligible to vest on the scheduled Vesting Dates (subject to the achievement of the Integration Condition), in an amount equal to (X) minus (Y), rounded up to the nearest whole share, where:

(X)
equals the product of the number of Performance Share Units awarded multiplied by the ratio of (1) the number of days that you were actively employed by the Company since the Award Date divided by (2) the number of days between the Award Date and the final scheduled vesting date for the Restriction Stock Units covered by this Agreement; and

(Y)	equals the number of Performance Share Units that have already vested in accordance with Section 1.2 as of your termination date;
(b) Retirement (as defined in the Plan), as conclusively determined by the Company, then 100% of your non-vested Performance Share Units will remain eligible to vest on the scheduled Vesting Dates (subject to the achievement of the Integration Condition); or
(c) any reason other than those identified in paragraph (a) above, then any Performance Share Units that have not vested in accordance with Section 1.2 as of your termination date shall be forfeited and you shall have no rights thereunder or hereunder.
Section 1.4 Change in Control. Subject to Section 11.2 of the Plan, in the event of a Change in Control (as defined in the Plan), your Performance Share Units under this Agreement that remain outstanding as of the date of such Change in Control will automatically vest to the extent not then vested.
ARTICLE II
RIGHTS AND SETTLEMENT
Section 2.1. Rights as a Shareholder. Your Performance Share Units will not give you any right to vote on any matter submitted to the Company’s stockholders. You will have voting rights with respect to the Common Shares that underlie your Performance Share Units only after the shares have actually been issued to you.
Section 2.2. Restrictions on Transferability. You will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber your Performance Share Units. Any attempt to affect any of the preceding in violation of this Section 2.2, whether voluntary or involuntary, will be void.
Section 2.3. Dividend Equivalents. The Company will credit each of your Performance Share Units with Dividend Equivalents from the date your award is granted to the end of the Restricted Period (as defined in the Plan) which shall be determined pursuant to section 1.2 of the Agreement. A “Dividend Equivalent” is an amount equal to the cash dividend payable per Common Share multiplied by the number of Common Shares then underlying each Performance Share Unit. Such amount shall be credited to a book entry account on your behalf at the time the Company pays any cash dividend on its Common Shares. Dividend Equivalents shall vest at the same time as the underlying Performance Share Units, and shall be distributed at the same time as the underlying Performance Share Units convert to Common Shares.

Section 2.4. Settlement of Your Performance Share Units. Promptly after the date(s), if any, your Performance Share Units vest pursuant to Sections 1.2, 1.3 or 1.4 (as applicable), the Company will deliver to you the number of Common Shares then underlying your vested Performance Share Units.
Section 2.5. Adjustment Due to Change in Capitalization. If any Adjustment Event occurs before all of the Performance Share Units are settled pursuant to Section 2.4, the number of Common Shares underlying each remaining Performance Share Unit may be appropriately and equitably adjusted as provided in the Plan.
ARTICLE III
ADMINISTRATION
Section 3.1. Administration. The Committee is authorized to interpret your Award and this Agreement and to make all other determinations necessary or advisable for the administration and interpretation of your Award to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Agreement shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be regular counsel to the Committee, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.
ARTICLE IV
MISCELLANEOUS
Section 4.1. Tax Withholding. The Company will have the power to withhold, or require you to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to your Award (or settlement thereof), and delivery of Common Shares shall not occur until such requirements are satisfied. You shall have the right to elect (a) to have Common Shares deliverable in respect of your Award withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy your statutory minimum Federal, state and local tax obligation associated with the transaction.
Section 4.2 IRC Section 409A. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations or other guidance issued thereunder, and this agreement and the payments of any benefits hereunder will be operated and administered accordingly. However, neither the Company nor the Committee shall have any liability to any person in the event Code Section 409A applies to this award or any payments hereunder in a transaction that result in adverse tax consequences to the award holder or any beneficiaries or transferees.
Section 4.3. Requirements of Law. The granting of your Award and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
Section 4.4. No Impact on Benefits. Your Award will not be compensation for purposes of calculating your rights under any employee benefit plan.
Section 4.5. Securities Law Compliance. The Company shall have the authority to determine the instruments by which your Award shall be evidenced. Instruments evidencing your Award may contain such other provisions as the Company deems advisable. The undersigned understands that the Company has filed with the Securities and Exchange Commission a Form S-8 registration statement under the Securities Act of 1933 with respect to the Plan and the shares covered by this Agreement. The Company will endeavor to keep such registration statement effective, but in the event the Company notifies you that such registration statement is not then effective, you agree to refrain from sales of Common Shares until such time as the Company advises you that such registration statement has become effective.
Section 4.6 Trading Black Out Periods.By entering into this Agreement you expressly agree that: (i) during all periods of your employment with the Company or its affiliates, or while you are otherwise maintained on the payroll of the Company or its affiliates, you agree to abide by all trading “black out” periods with respect to purchases or sales of Company stock or exercises of stock options for the Company’s stock established from time to time by the Company (“Trading Black Out Periods”) and (ii) upon any cessation or termination of your employment with the Company and its affiliates for any reason, you agree that for a period of three (3) months following the effective date of any such termination or cessation of your employment or, if later, for a period of three (3) months following the date as of which you are no longer on the payroll of the Company and its affiliates, you agree to continue to abide by all such Trading Black Out Periods established from time to time by the Company.

Section 4.7 Other.This Agreement is binding on you and your executors, administrators, heirs and personal and legal representatives and on the Company and its successors or assigns.
This Agreement, including the Cover Page and the Plan, contains the entire Agreement and all terms between you and the Company with respect to this Award, and there are no other understandings, warranties or representations with respect to this Award.
Nothing in this Agreement gives you the right to continue working for or with the Company nor changes the right which the Company has to terminate your employment at any time.
This Agreement and your Award shall be governed by the laws of the State of Connecticut (other than its conflict of law principles).
Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final, binding and conclusive for all purposes and upon all persons affected hereby. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.